Exhibit 99.1

Investor and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Names David H. Chung as New

Chief Commercial Officer

MOUNTAIN VIEW, Calif., August 13, 2012 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading surgery-free permanent birth control method, announced today that it has appointed medical device industry executive David H. Chung to the newly-created position of Chief Commercial Officer and Executive Vice President, effective immediately. Mr. Chung has more than 20 years of experience building world-class commercial organizations within the field of implantable medical devices. He will lead the Company’s global sales and marketing strategies and report directly to Conceptus President and Chief Executive Officer, D. Keith Grossman.

Mr. Chung joins Conceptus from Mitralis Medical, where he served as the President and Chief Executive Officer of this early-stage transcatheter mitral valve repair company since 2011. Previously, he spent 15 years with Edwards Lifesciences/Baxter Healthcare where he held sales, marketing, and commercial operations leadership positions with increasing scale and responsibility. From 2008 to 2011, Mr. Chung served as Global Vice President, Commercial Operations, Heart Valve Therapy, and from 2003 to 2008 as Vice President, Sales and Marketing, Heart Valve Therapy. From 1996 to 2003, Mr. Chung held a variety of sales, sales operations and marketing positions for Edwards.

Prior to Edwards Lifesciences, Mr. Chung held sales positions at Pfizer-Schneider Interventional Cardiology from 1994 to 1996 and Pfizer-Pharmaceuticals Roerig Division from 1991 to 1994.

Mr. Chung served as a PATRIOT Missile officer in the United States Army from 1988 to 1991 and received a B.S. degree in General Engineering and International Relations at the United States Military Academy at West Point.

“Our new Chief Commercial Officer role demands an individual with a strong leadership profile and a proven track record in the medical device industry to take our commercial programs to the next level. David’s exceptional experience in driving successful sales and marketing initiatives with world-class companies in high-growth medical device markets makes him ideally suited to lead Conceptus’ worldwide commercial activities. We are very pleased that David has accepted this responsibility, which will be pivotal to the future growth of the Company,” said Mr. Grossman.

“David’s leadership will create greater alignment between the sales and marketing teams and help them to create, prioritize and successfully execute on our programs and initiatives to further drive utilization of the Essure system. This reorganization represents the next step in our plan to implement strategic, tactical and cultural change throughout the Company to continue to improve our growth profile into 2013 and beyond, and make Essure the standard of care in permanent birth control,” added Mr. Grossman.

Notification of Inducement Grant of Stock Appreciation Rights

In connection with the hiring of Mr. Chung, the Company will make an inducement grant of stock options and restricted stock units to Mr. Chung. These equity awards will be granted without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(a)(c)(4) and have the following terms: 50,000 shares Non-Qualified Stock Options with an exercise price based on the closing price of the Company’s common stock on the grant date of August 13, 2012, a seven year life and a four-year vesting schedule structured with 12.5% of the grant vesting on February 13, 2013 and the remainder of the grant vesting monthly thereafter in equal amounts over the next 42 months service with the company, 40,000 restricted stock units granted on August 13, 2012 with a four year annual cliff vest of 25% per year.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the only surgery-free and hormone-free permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, an Essure Confirmation Test is given to confirm that the inserts are in place and that the fallopian tubes are blocked, verifying that the patient can rely on Essure for permanent birth control.

The Essure procedure is 99.83% effective based on five years of follow up with zero pregnancies reported in clinical trials, making it the most effective permanent birth control available. Essure’s 10-year commercial data tracks closely with its five-year clinical results, and Essure has been proven and trusted by physicians since 2002. The Essure procedure is covered in the U.S. by most public and private insurance plans and more than 660,000 women worldwide have undergone the procedure.

About Conceptus®, Inc.

Conceptus, Inc. is the leader in the development of innovative device-based solutions in permanent birth control. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding our ability to successfully reorganize our sales and marketing functions, our ability to improve commercial execution and improve our growth profile, and our ability to make the Essure procedure the standard of care in permanent birth control. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, and attempts to amend or repeal all or part of the Patient Protection and Affordable Care Act of 2010 as amended, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

2012 Conceptus, Inc. – All rights reserved. Conceptus and Essure are trademarks or registered trademarks of Conceptus, Inc.

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